Exhibit 10.4

FIRST AMENDMENT TO MUTUAL EXCLUSIVITY AGREEMENT

THIS FIRST AMENDMENT TO MUTUAL EXCLUSIVITY AGREEMENT (this “Amendment”) is made this 19th day of November, 2013, by and among Ashford Hospitality Limited Partnership, a Delaware limited partnership (the “Partnership”), Ashford Hospitality Trust, Inc., a Maryland corporation (the “REIT”), and Remington Lodging & Hospitality, LLC, a Delaware limited liability company (successor-in-interest to Remington Hotel Corporation and Remington Lodging & Hospitality, L.P. under the Agreement) (“Manager”), and is consented and agreed to by Monty J. Bennett, on behalf of the Remington Affiliates.

RECITALS:

WHEREAS, on August 29, 2003, the Partnership, the REIT, Remington Hotel Corporation and Remington Lodging & Hospitality, L.P. entered into that certain Mutual Exclusivity Agreement (the “Agreement”);

WHEREAS, Manager is the successor-in-interest to Remington Hotel Corporation and Remington Lodging & Hospitality, L.P. under the Agreement;

WHEREAS, on the date hereof, the REIT has distributed to its shareholders all of the shares it held in Ashford Hospitality Prime, Inc. (“Prime REIT”);

WHEREAS, Ashford Hospitality Advisors, LLC (“Ashford Advisor”) is a wholly-owned subsidiary of the REIT and provides advisory services to Prime REIT pursuant to that certain Advisory Agreement of even date herewith by and among Ashford Advisor, Prime REIT and Ashford Hospitality Prime Limited Partnership (“Prime Partnership”) (the “Prime Advisory Agreement”);

WHEREAS, the Advisory Agreement provides that Prime REIT must identify the asset type that such party intends to select as its principal investment focus and to set parameters for its investments, including parameters relating to financial metrics and targeted markets (the “Investment Guidelines”);

WHEREAS, Prime REIT, Prime Partnership and Manager entered into that certain Ashford Prime Mutual Exclusivity Agreement of even date herewith (the “Prime Exclusivity Agreement”) whereby Manager and its Affiliates agree, among other things, to grant to Prime REIT and Prime Partnership an exclusive first right of refusal to purchase and assume from Manager any opportunity identified by Manager to develop and construct, acquire all or a portion of, or invest in, a Hotel Property that meets the Initial Investment Guidelines of Prime REIT and Prime Partnership (collectively, the “Prime Parties”), as defined in the Prime Exclusivity Agreement;

WHEREAS, the rights granted by Manager to the Prime Parties under the Prime Exclusivity Agreement conflict with the AHT Exclusivity Rights under the Agreement;

WHEREAS, in order to resolve such conflict, the Partnership, the REIT, Manager and the Remington Affiliates desire to amend the Agreement as expressly provided herein;

WHEREAS, capitalized terms appearing but not defined herein shall have the meanings ascribed thereto as set forth in the Agreement;

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties intending to be legally bound, hereby agree as follows:

1. Remington Transaction Subordination. The REIT and the Partnership (the “REIT Parties”) consent to the Prime Exclusivity Agreement. With respect to any Remington Transaction involving a Hotel Property that meets the Initial Investment Guidelines of the Prime Parties, the REIT Parties hereby agree that its right to accept such Remington Transaction pursuant to the Agreement shall be subordinate to the rights of the Prime Parties to accept such Remington Transaction pursuant to the Prime Exclusivity Agreement (the “Subordination”).

If the Prime Parties materially modify their Initial Investment Guidelines without the written consent of Manager (on behalf of the Remington Parties) and the REIT Parties, which consent may be withheld in their sole and absolute discretion, the Subordination agreed to by the REIT Parties shall terminate and be of no further force and effect. Instead, the rights of the REIT Parties to accept any Remington Transaction pursuant to the Agreement shall be superior to the rights of the Prime Parties to accept such Remington Transaction pursuant to the Prime Exclusivity Agreement, unless otherwise agreed by the REIT Parties. For purposes hereof, a “material” modification of the Prime Parties’ Initial Investment Guidelines shall mean any modification of the Initial Investment Guidelines which cause the Prime Parties’ Investment Guidelines to be competitive with the REIT’s investment guidelines, which the parties acknowledge includes all segments of the hospitality industry (including direct, joint ventures and debt investments in hotels, condo-hotels, time-shares and all other hospitality related assets), with RevPAR criteria less than two (2) times the then current U.S. average RevPAR.

2. Ashford Advisor. Upon Manager identifying a Remington Transaction that meets the Initial Investment Guidelines of the Prime Parties, Manager will submit the Remington Notice to both the REIT Parties pursuant to the Agreement and the Prime Parties pursuant to the Prime Exclusivity Agreement. If both the REIT Parties and the Prime Parties accept the Remington Transaction in accordance with the terms of the Agreement and Prime Exclusivity Agreement, respectively, (a) the Remington Transaction shall be deemed accepted by the Prime Parties, and (b) if the Remington Transaction is deemed accepted by the Prime Parties and the right of the Prime Parties to assume and purchase the Remington Transaction shall subsequently lapse or fail to close pursuant to the terms of the Prime Exclusivity Agreement, Manager shall send a new Remington Notice to the REIT Parties and the REIT Parties shall have the right to accept the Remington Transaction in accordance with the terms of the Agreement. The procedures set forth in this Section 2 shall apply with respect to any new Remington Notice issued pursuant to Section 4(d) of the Agreement.

3. Section 3(a)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Monty J. Bennett (1) is removed without Cause, (2) is not re-appointed as chief executive officer or chairman of the board of directors of the REIT, (3) resigns as chief executive officer or chairman of the board of directors of the REIT for Good Reason or as a result of a Change in Control (within 12 months of the occurrence of such event), or (4) the Employment Agreement is not renewed; but with respect to all of the foregoing, excluding in connection with the death of Monty J. Bennett;”

4. Section 3(a)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Archie Bennett, Jr. (1) is removed as Chairman Emeritus, or (2) the REIT breaches that certain Chairman Emeritus Agreement dated January 7, 2013, among the REIT, the Partnership and Archie Bennett, Jr.; but with respect to all of the foregoing, excluding in connection with the death of Archie Bennett, Jr.;”

5. Section 3(b)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“If Monty J. Bennett resigns as chief executive officer and chairman of the board of directors of the REIT without Good Reason; provided, however, the retirement of Monty J. Bennett as chief executive officer or chairman of the REIT shall not constitute a REIT Termination Event unless and until a REIT Termination Event described in Section 3(b)(iv) shall occur;”

6. Section 9(c) of the Agreement is hereby modified by adding the following sentence at the end of such section:

“Notwithstanding the foregoing, Manager shall have the right, without such consent, to assign its interest in this Agreement to any Manager Affiliate Entity (as defined in the Master Management Agreement), provided such Manager Affiliate Entity qualifies as an Eligible Independent Contractor (as defined in the Master Management Agreement) as of the date of such transfer.

7. Exhibit “B” of the Agreement is hereby amended and restated in its entirety with Exhibit “A” attached hereto and incorporated herein by reference for all purposes.

8. Miscellaneous.

(a) In the event of any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Agreement, the terms and conditions of this Amendment shall control.

(b) Except as modified pursuant hereto, no other changes or modifications to the Agreement are intended or implied and in all other respects the Agreement is hereby specifically ratified and confirmed by all parties hereto effective as of the date hereof. The Agreement and this Amendment shall be read and construed as one Agreement.

(c) This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

(d) This Amendment may be executed in two or more counterparts each of which shall deemed to be an original, but all of which taken together shall constitute one and the same instrument. When counterparts have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Amendment as of the date first above written.

PARTNERSHIP:

ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership

	By:	Ashford OP General Partner LLC, a Delaware limited liability company, its general partner

		By:	/s/ David A. Brooks
		Name:	David A. Brooks
		Title:	Vice President

REIT:

ASHFORD HOSPITALITY TRUST, INC., a Maryland corporation

	By:	/s/ David Brooks
	Name:	David Brooks
	Title:	Chief Operating Officer and General Counsel

MANAGER:

REMINGTON LODGING & HOSPITALITY, LLC, a Delaware limited liability company

	By:	/s/ Monty J. Bennett
	Name:	Monty J. Bennett
	Title:	CEO

CONSENTED AND AGREED TO THIS 19

DAY OF November, 2013:

/s/ Monty J. Bennett

MONTY J. BENNETT

EXHIBIT A

EXHIBIT “B”

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (the “Agreement”) dated as of             , 2013 (the “Effective Date”), by and between ASHFORD HOSPITALITY TRUST LIMITED PARTNERSHIP, a Delaware limited partnership (“Owner”) and REMINGTON LODGING & HOSPITALITY LLC, a Delaware limited liability company [OR REMINGTON AFFILIATE] (“Developer”).

R E C I T A L S:

A. Owner owns that certain tract or parcel of land situated in             County,             , as more particularly described on Exhibit “A” attached hereto and made a part hereof for all purposes (the “Land”).

B. Owner desires to engage Developer to develop an approximate             room             hotel and to furnish and perform the functions and services hereinafter prescribed, and Developer desires to accept such engagement, all for the term and subject to the covenants, agreements, and stipulations hereinafter set forth.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.	Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

1.1. Affiliate. The term “Affiliate” shall mean with respect to any entity, any firm, corporation, partnership, association, trust or other entity which, directly or indirectly, controls, is controlled by, or is under common control with, the subject entity, or any family member or trust for the benefit of a family member of a person having control of such entity. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such person or entity, whether through the ownership of voting securities, by contract, or otherwise.

1.2. Agreement. The term “Agreement” shall mean this Development Agreement.

1.3. Ashford TRS. The term “Ashford TRS” shall mean Ashford TRS Corporation, a Delaware corporation.

1.4. Commencement Date. The term “Commencement Date” shall mean the date on which Developer certifies to Owner in writing that construction has commenced for the development of the Project by the primary contractor after (i) the issuance of the building permit and other permits necessary for the commencement of construction issued under applicable Legal Requirements, (ii) the execution and delivery of the Construction Loan Documents, if applicable, (iii) the approval of the proposed platting, if applicable, for the Land under applicable Legal Requirements, and (iv) the approval of the applicable site plan for the Project under applicable Legal Requirements.

1.5. Completion Date. The term “Completion Date” shall mean the first day by which (i) the Project Architect has certified that the construction, equipping and furnishing of the Project has been substantially completed in accordance with the Plans and Specifications, (ii) the applicable governmental authorities have issued all necessary certificates of occupancy and other consents and approvals in respect of or necessary for the operation of the Project as an operating Hotel, (iii) the Franchisor has authorized the opening of the Hotel and the operation thereof under the terms of the Franchise Agreement, and (iv) the Project is opened to the public for business as [a] [an]             Hotel.

1.6. Conceptual Plan Phase. The term “Conceptual Plan Phase” shall have the meaning given such term in Section 2.2 hereof.

1.7. [Construction Loan Agreement. The term “Construction Loan Agreement” shall mean that certain loan agreement part of the Construction Loan Documents.] [IF APPLICABLE]

1.8. [Construction Loan Documents. The term “Construction Loan Documents” shall mean each and every document or instrument executed in connection with or as security for the construction loan for the Project.] [IF APPLICABLE]

1.9. Design Phase. The term “Design Phase” shall have the meaning given such term in Section 2.2 hereof.

1.10. Developer. The term “Developer” shall have the meaning attributed to it in the preamble to this Agreement.

1.11. Developer Default. The term “Developer Default” shall have the meaning attributed to it in Section 3.3.1.

1.12. Developer’s Fee. The term “Developer’s Fee” shall have the meaning attributed to it in Section 5.1.

1.13. Development Budget. The term “Development Budget” shall mean the development budget for the Project approved by Owner and Lender, if applicable, in the form attached hereto as Exhibit “B” and made a part hereof for all purposes, to be proposed by Developer pursuant to Section 2.2 hereof, and as updated and revised, from time to time, with Owner’s approval.

1.14. Development Plan. The term “Development Plan” shall mean the plan for the development and construction of an approximate             room             hotel and all related amenities, parking areas and other improvements, to be approved by Owner pursuant to Section 2.2 below.

1.15. Force Majeure. The term “Force Majeure” shall mean any act of God (including adverse weather conditions); act of the state or federal government in its sovereign or contractual capacity; war; civil disturbance, riot or mob violence; terrorism; earthquake; flood; fire or other casualty; epidemic; quarantine restrictions; labor strikes or lockout; freight embargo; materials shortages or unusual unavailability of specified materials, or similar causes beyond the reasonable control of Developer.

1.16. Franchisor. The term “Franchisor” shall mean             .

1.17. Franchise Agreement. The term “Franchise Agreement” shall mean the contract entered into between Owner and Franchisor pertaining to the name and operating procedures, systems and standards for the Hotel.

1.18. Franchisor Requirements. The term “Franchisor Requirements” shall mean the conditions, guidelines and requirements of Franchisor applicable to the Project and the operation of the Hotel for the issuance of the Franchise Agreement by Franchisor.

1.19. Hotel. The term “Hotel” shall mean the proposed improvements to be constructed on the Land comprised of an approximate             -story Hotel with not less than             guest [rooms][suites] to be operated under the Franchise Agreement and to be constructed in accordance with the Plans and Specifications.

1.20. Land. The term “Land” shall have the meaning attributed to it in the first recital hereof.

1.21. Legal Requirements. The term “Legal Requirements” shall mean all laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities, which now or hereafter may be applicable to the Project and the operation of the Hotel.

1.22. Lender. The term “Lender” shall mean             .

1.23. Management Agreement. The term “Management Agreement” shall mean that certain Hotel Master Management Agreement between Ashford TRS, an affiliate of Owner and Manager, an affiliate of Developer.

1.24. Manager. The term “Manager” shall mean Remington Lodging & Hospitality LLC, a Delaware limited liability company.

1.25. Objection Notice. The term “Objection Notice” shall have the meaning given such term in Section 2.2. hereof.

1.26. Outside Completion Date. The term “Outside Completion Date” shall [have the meaning as set forth in the Construction Loan Agreement entered into or to be entered into between Lender and Owner][mean             ].

1.27. Owner. The term “Owner” shall have the meaning attributed to it in the preamble to this Agreement.

1.28. Owner Delays. The term “Owner Delays” shall mean delays caused by actions or inactions of Owner with respect to any review, approval, funding, and other requirements and rights of Owner under this Agreement.

1.29. Owner Default. The term “Owner Default” shall have the meaning attributed to it in Section 3.2.2.

1.30. Person. The term “Person” shall mean an individual, partnership, corporation, trust, unincorporated association, or other entity or association.

1.31. Plans and Specifications. The term “Plans and Specifications” shall mean the architectural plans and specifications for the Project prepared by the Project Architect and approved by Owner and Lender.

1.32. Project. The term “Project” shall mean the Hotel, together with other related improvements, to be constructed on the Land.

1.33. Project Architect. The term “Project Architect” shall mean [            ] [the architect recommended by Developer and approved by Owner].

1.34. State. The term “State” shall mean             .

2.	Engagement of Developer.

2.1. Engagement. Owner hereby engages the services of Developer, as Owner’s developer for the Project, with the powers and duties of arranging, supervising, coordinating, and carrying out the development of the Project, and Developer undertakes and accepts such engagement, subject to the terms and provisions of this Agreement.

2.2. Development Plan. During the first             days after the Effective Date (the “Conceptual Plan Phase”), Developer shall work with Owner and Franchisor to develop a conceptual Development Plan for the Project which shall include (i) a schematic representation of the Hotel and proposed improvements (with exterior elevation), (ii) a preliminary Development Budget, (iii) recommended contractors, (iv) recommended architects, (v) listing of major construction materials, (vi) listing of recommended interior selections, and (vii) other matters, all of sufficient scope to establish a basis for performance of the development on the Project. Upon Owner’s and Franchisor’s, as applicable, approval of the Conceptual Development Plan, Manager shall then engage, on behalf of Owner, the Project Architect to prepare plans and specifications for completion within             days after the expiration of the Conceptual Plan Phase and engagement of the Project Architect (the “Design Phase”). During the Design Phase, Manager shall supervise and direct, on behalf of Owner, the completion of the Plans and Specifications for Owner’s review and approval. Manager shall consult with and coordinate the preparation of the Plans and Specifications with the Franchisor at 50%, 75% and 100% completion. A preliminary Development Budget has been prepared by Developer and delivered to Owner. Consistent with the terms set forth in the preliminary Development Budget, Developer shall further refine and provide more detail during the Design Phase with the intent that upon conclusion of all Plans and Specifications for the intended and approved Development Plan, Developer shall submit a complete Development Budget to Owner for Owner’s approval. Upon receipt thereof, with appropriate supporting information including trade costs breakdowns, construction schedules and other items reasonably requested by Owner after all appropriate bidding has concluded, Owner shall reasonably cooperate with Developer in developing the final and approved Development Budget. The Development Budget and the Development Plan shall not be deemed accepted by Owner in the absence of its express written approval. Not later than thirty (30) days after receipt by Owner of the proposed Development Budget and the Development Plan (or such longer period as Owner may reasonably request on notice to Developer), Owner may deliver a notice (an “Objection Notice”) to Developer stating that Owner objects to any information contained in or omitted from such proposed Development Budget and Development Plan, and setting forth the nature of such objections with reasonable specificity. Failure of Owner to timely deliver an Objection Notice shall be deemed a rejection of the Developer’s proposed Development Budget in its entirety. Upon receipt of any Objection Notice, the Developer shall, after consultation with Owner, modify the proposed Development Budget and the Development Plan, taking into account Owner’s objections, and shall resubmit the same to Owner for Owner’s approval within fifteen (15) days thereafter (or such additional time as may be reasonably required with the reasonable approval of Owner), and Owner may deliver further Objection Notices (if any) within fifteen (15) days thereafter (in which event, the resubmission and review process described above in this sentence shall continue until the proposed Development Budget and Development Plan in question is accepted and consented to by Owner).

Notwithstanding anything to the contrary set forth herein, Owner shall have the right at any time subsequent to the acceptance and consent with respect to any Development Budget or the Development Plan, on notice to Developer, to revise such Development Budget and Development Plan or to request that Developer prepare for Owner’s reasonable approval a revised Development Budget or Development Plan, taking into account such circumstances as Owner deems reasonably appropriate; provided, however, the revision of a Development Budget or Development Plan shall not be deemed a revocation of the Developer’s authority with respect to such actions as the Developer may have already taken (including, without limitation, construction contracts, architectural agreements, professional services contracts, and other contracts executed in connection with the authority granted herein) prior to receipt of such revision notice in implementing a previously approved Development Budget or Development Plan.

2.3. Delegation of Authority. The development of the Project shall be under the supervision and control of Developer who, except as otherwise specifically provided herein, shall be responsible for the completion of the Project prior to the Outside Completion Date, subject to Force Majeure and/or Owner Delays, materially in accordance with the Plans and Specifications, [the Construction Loan Documents,] applicable Legal Requirements, and the Franchisor Requirements. Accordingly, subject to the terms of this Agreement, the Plans and Specifications, the Development Plan and the Development Budget, Developer shall have the authority to:

(a) Negotiate, execute and effect the administration of, in the name of and on behalf of Owner, any agreements for architectural, engineering, testing, and/or professional or skilled consultant’s services, and any agreements for the construction of any and all improvements, including, but not limited to, the furnishing of any supplies, materials, machinery or equipment therefor, and any amendments of the foregoing.

(b) Consult with architects, engineers, and others referred to in Section 2.2(a) above so that the design and Plans and Specifications for the Hotel will be prepared, developed and finalized to the reasonable satisfaction of Owner.

(c) Secure or cause the appropriate parties engaged by the Owner to secure all required permits, licenses, and approvals from applicable authorities in connection with: (i) the demolition of any existing structure on the Land; (ii) the construction, completion and occupancy of the Hotel; and (iii) the development and operation of the Hotel, regardless of when and from what source they are to be obtained.

(d) Cause the appropriate parties engaged by the Developer to prepare a project time construction schedule for reasonable approval by Owner and effect coordination and integration of the various services required for the construction and completion of the Hotel in conformity with such schedules, subject to delay due to Force Majeure and Owner Delays.

(e) Recommend the Project general contractor for approval by Owner (not to be unreasonably withheld) and then select other professional consultants and engineers necessary to complete the development of the Project and supervise the negotiation and execution of all construction and professional service contracts and any revisions, amendments or supplements thereto.

(f) If required by Owner [or Lender], require the Project general contractor to provide at its expense a payment bond and a performance bond, each in an amount equal to 100% of the respective contracts issued by a financially responsible surety company licensed by the State in which the Project is located, insuring to Owner’s [and Lender’s] reasonable satisfaction that the services called for in the Project general contractor’s contract will be completed and fully paid.

(g) Advise and assist Owner in the preparation of the Development Plan and Development Budget and make revisions to same as necessary, subject to the approval of Owner, and to keep Owner advised of changes in cost estimates included in the Development Budget from time to time so as to provide Owner at all times with current information as to Project costs.

(h) Cooperate with and assist with the Project general contractor in the preparation of: (i) bid documents and procedures; (ii) the selection of lists of bidders; and (iii) in the negotiations, finalization and award of all major subcontracts and material purchase orders.

(i) Provide supervision over the performance of the Project general contractor of its services in an effort to expedite completion of the Hotel in accordance with approved Plans and Specifications and contract documents, the Development Budget, the Construction Loan Documents and the critical path progress schedule prepared by the Project general contractor under the supervision of Developer.

(j) Establish a procedure for the review and processing of applications by the Project general contractor and subcontractors of progress and final payments [in compliance with the Construction Loan Documents].

(k) Inspect the progress of the course of construction of the Hotel, including verification, through the Project Architect, of the materials and labor being furnished to and on such construction, and in addition, verify based on such inspection that construction is being carried out in accordance with the Plans and Specifications, the Construction Loan Documents, Legal Requirements and the Franchisor Requirements.

(l) Manage and consult with and direct all persons or firms engaged for the responsibility of designing the Project.

(m) Except as otherwise provided in the Management Agreement, at Owner’s expense, obtain and maintain insurance coverage for the Project, Owner (and any of its partners if deemed necessary by Owner), at all times until construction of the Hotel is fully completed, such policies to be in compliance with the insurance requirements set forth in Exhibit C attached hereto and made a part hereof for all purposes and [with the Construction Loan Documents].

(n) Provide administration of all contracts and the enforcement thereof and of all appropriate records.

(o) Use reasonable commercial efforts to accomplish the timely completion of the development of the Hotel subject to Force Majeure and Owner Delays.

(p) Secure such cross easements, reciprocal operating agreements, cross use agreements, and other similar access agreements between the Hotel and adjoining landowners and appropriate parties as are necessary to develop and operate the Hotel.

(q) Provide as a liaison between Owner and any federal, state, county or local government boards, statutory bodies or other agencies having jurisdiction over the Land of the development of the Hotel in order to provide a relationship between the Owner and such parties, and to permit the development of the Hotel to proceed in a cost efficient and expeditious manner.

(r) Maintain all office and accounting facilities and equipment necessary for Developer to carry out the foregoing functions, and in connection with accounting functions, if Owner so directs, receive and disburse loan proceeds and other funds for and on behalf of the Owner and subject to Owner’s approval.

(s) Prepare and furnish to Owner monthly budget updates, progress reports and other reports reasonably required by Owner and provide necessary and appropriate computer and related services in the performance of the above functions.

(t) Arrange for and supervise the preparation of, and deliver to Owner and Lender promptly when available, all documentation relevant to the Project, in proposed and final forms, including, without limitation, surveys, title reports, site plans, engineering and environmental reports, soil reports, Plans and Specifications, construction contracts, consultants’ contracts, construction schedules and trade breakdowns, and purchase orders and contracts.

2.4. Project Related Services. Developer and Owner agree that the duties of Developer hereunder shall not extend to providing any of the services defined as “Project Related Services” in the Management Agreement, unless and until it has been determined that the Market Service Fees (as defined in the Management Agreement) with respect to such Project Related Services has been determined in accordance with the terms and procedures set forth in Section 8.02(G), (H) and (I) of the Management Agreement, the terms and provisions of which are incorporated herein by this reference.

2.5. Approvals by Owner. Developer covenants and agrees that in addition to any Owner approval requirements otherwise set forth herein, Developer shall obtain the prior written approval by Owner for each of the following:

(a) Plans and Specifications for the Project and any material changes thereto;

(b) Any material deviation from the approved Plans and Specifications, as same may have been amended or modified;

(c) Approval of the Development Pans and the Development Budget (if not heretofore approved in writing by Owner) and any material changes thereto;

(d) The making of, or the agreement to incur, expenditures in connection with the development of the Project which cause total expenditures for the development of the Project to exceed the total construction costs for the entire Project as set forth in the then approved Development Budget [or any variance exceeding             % of any major line item in the Development Budget];

(e) Approval of the General Contractor (including the applicable construction contract or any material amendments or modifications thereto or any change order thereunder which would cause total expenditures for the development of the Project to exceed the total construction cost for the entire Project as set forth in the then approval Development Budget or would cause a variance in any major line item in the Development Budget of             %); and

(f) Approval of the Project Architect and all major professional consultants and engineers engaged for the implementation of the Development Budget (including applicable contracts for the engagement of such professionals or material amendments or modifications thereto).

2.6. Emergencies. Notwithstanding Section 2.5 to the contrary, in any emergency affecting the safety of persons or property, which is likely to result in a substantial construction work stoppage or a substantial delay of the Completion Date, Developer shall be authorized to act in a manner intended to mitigate or prevent threatened damage, injury or loss, and shall be entitled to make expenditures in connection therewith. However, Developer shall authorize only such acts and shall make only such expenditures reasonably required to stabilize the emergency.

In addition, Developer shall authorize such acts and make such expenditures only after Developer has made a reasonable attempt (if circumstances permit) to inform Owner of (a) the cause of such emergency, (b) the prepared course of action in connection therewith, and (c) the likely amount of such expenditures.

2.7. Cooperation by Owner. Owner agrees to cooperate with Developer as may be requested by Developer in furtherance of the development and construction of the Project as specified in this Agreement and to execute such documents as shall be submitted to it with a favorable recommendation by Developer, provided that the same shall be consistent with and in implementation of the matters approved by Owner as required hereunder.

2.8. Performance of Duties; Guaranty of Completion. Developer accepts as aforesaid the engagement under this Agreement and agrees to act with reasonable prudence and diligence in the performance of its duties and responsibilities hereunder and in good faith and in the best interest of Owner. Subject to the continuing obligation of Owner to provide funds necessary for the development of the Project, Developer hereby covenants and agrees, subject to Force Majeure and Owner Delays, to cause the commencement of the construction of the Project and thereafter cause the prosecution of same with diligence and continuity to completion on or before the Outside Completion Date, all in a good and workmanlike manner and (i) in accordance with the then approved Development Budget, (ii) in substantial accordance with the Plans and Specifications (as same may be changed pursuant to Section 2.5(a) and (b) hereof , (iii) all Legal Requirements in all material respects, (iv) the Construction Loan Documents, and (v) the Franchisor Requirements, free and clear of any liens or claims of liens for materials supplied or worked performed in connection therewith, except for permitted liens and encumbrances [pursuant to the terms of the Construction Loan Documents].

3.	Term, Default, Termination and Remedies.

3.1. Term. Unless earlier terminated pursuant to the provisions hereof, this Agreement shall be for a term commencing as of the Commencement Date and terminating upon a date thirty (30) days following the Completion Date. Termination hereof shall not relieve either Owner or Developer of obligations to each other that accrue on or before such termination nor the continuing and surviving obligation of Owner to pay, to the extent required hereunder, the Developer’s Fee or reimburse Developer for overages pursuant to Section 5 hereof.

3.2. Default.

3.2.1. Developer Default. Each of the following shall constitute a “Developer Default”:

(a) The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by Developer;

(b) The consent to any involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by Developer;

(c) The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Developer as bankrupt or an insolvent, or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of Developer assets, and such order, judgment or decree continues unstayed and in effect for any period of ninety (90) days or more;

(d) The appointment of a receiver for all or any substantial portion of the property of Developer;

(e) The failure of Developer to make any payment in accordance with the terms of this Agreement within ten (10) days after receipt of written notice specifying said default from Owner, that such payment is due and payable; and

(f) The failure of Developer to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such failure for a period of thirty (30) days after written notice of such failure; provided, however, if such default cannot be cured within such thirty (30) day period and Developer shall have commenced to cure such default within such thirty (30) day period and thereafter diligently, continuously and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended so long as it shall require Developer to cure such default.

3.2.2. Owner Default. Each of the following shall constitute an “Owner Default” if (but only if) and to the extent the failure in question is not attributable to the action or breach by the Developer or any Affiliate of Developer:

(a) The failure of Owner to make any payment in accordance with the terms of this Agreement within ten (10) days after receipt of written notice specifying said default from Developer, that such payment is due and payable; or

(b) The failure of Owner to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement to be performed, kept or fulfilled by it, and the continuance of such failure for a period of thirty (30) days after written notice of such failure from Developer; provided, however, if such default cannot be cured within such thirty (30) day period and Owner shall have commenced to cure such default within such thirty (30) day period and thereafter diligently, continuously and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended so long as it shall require Owner to cure such default.

3.3. Consequence of Default.

3.3.1. Developer Default. Upon the occurrence of any Developer Default, Owner may, at its option, give Developer written notice of termination of this Agreement (after the expiration of any applicable grace or cure period provided above), and upon the expiration of fifteen (15) days from the date of such written notice, this Agreement shall terminate.

3.3.2. Owner Default. Upon the occurrence of any Owner Default, Developer may give Owner written notice of its intention to terminate this Agreement (after the expiration of any applicable grace or cure period provided above), and upon the expiration of fifteen (15) days from the date of such written notice, this Agreement shall terminate.

3.4. Other Remedies Cumulative. In the event of the occurrence of either a Developer Default or Owner Default hereunder, the aggrieved party (Developer or Owner, as the case may be) shall, in addition to its rights and remedies hereunder and at law or in equity, have the right to recover from the party in default damages suffered and all reasonable costs and expenses incurred by the aggrieved party in enforcing its rights and remedies hereunder, including reasonable attorneys’ fees. The termination of this Agreement by either Developer or Owner by reason of default by the other party, as aforesaid, shall not relieve either party of any of its obligations theretofore accrued under this Agreement prior to the effective date of such termination.

3.5. Duties Flowing From Termination. Upon termination of this Agreement, Owner shall:

(a) Indemnify and hold Developer harmless from and against any and all claims, obligations and liabilities by reason of anything done or required to be done after the effective date of such termination under any contract entered into by Owner in connection with or relating to the development of the Project; and

(b) Pay for the cost of all services (including, without limitation, the Development Fee earned through the date of such termination), materials, and supplies, if any, which may have been ordered or incurred by Developer as a result of its obligations arising under this Agreement but which may not have been charged to or paid by Developer and reimbursed under this Agreement at the time of termination, if such services, materials, and supplies have been ordered or incurred in accordance with the provisions of this Agreement; provided, however, that in the event of a termination of this Agreement as a result of a Developer Default, Owner shall have the right to offset against any amounts due to Developer under this Section 3.5 any amounts to which Owner is entitled hereunder, under Section 3.4 or otherwise.

Upon such termination, Developer shall execute and deliver to Owner such documents of transfer and assignment as may be required to vest in Owner all of Developer’s rights, if any, under any and all contracts referenced in Section 3.5(a) above, and Developer shall cooperate in good faith to effect an orderly transition of its duties to Owner (or a new development manager), and use reasonable efforts to minimize costs and delays associated with such transition.

4.	Insurance and Indemnity.

4.1. Insurance.

(a) Developer, on behalf of Owner shall purchase and maintain in effect “all-risk” builder’s risk property insurance upon all work and materials to be an integral part of the Hotel which are situated at the construction site of the Hotel and/or Project, during inland transit and while in storage elsewhere, in an amount, subject to such deductibles and otherwise in form and substance as shall be agreed upon by Developer and Owner, and as otherwise required by the Construction Loan Documents. Such insurance shall include the interests of Developer, Owner (including its partners), Manager, Lender, the contractor and sub-contractors involved in the construction of the Project, and shall contain the insurer’s waiver of subrogation rights against Developer.

(b) Developer, on behalf of Owner, shall purchase and maintain or cause the contractor to purchase and maintain comprehensive liability and property damage insurance against claims for personal and bodily injury or death and property damage occurring upon, in or about the construction site of the Hotel and upon, in or about the adjoining streets and passageways thereof, or otherwise, arising under the contracts for the construction of the Project and/or this Agreement, such public liability insurance to include Developer, Owner Manager and Lender as an additional insureds and be in form and substance satisfactory to Owner and as otherwise required under the Construction Loan Documents.

(c) Developer, on behalf of Owner and at Owner’s cost, shall purchase and maintain such other insurance, in such forms and amounts, as shall be required under the Construction Loan Documents or as Owner may otherwise require. Developer shall provide to Owner and Lender (i) certified copies of policies of all insurance provided for in this Section 4.1 prior to the commencement of construction of the Project, and thirty (30) days or other minimum periods under the applicable law of the State prior to the expiration date of all such policies, certified copies of renewal policies. All such policies shall provide that the same may not be cancelled or materially modified without at least thirty (30) days prior written notice to all insureds.

(d) Developer shall provide Owner with evidence that the general contractor, all major subcontractors, the Project Architect and other consultants, designers and engineers have obtained liability insurance and errors and omissions insurance coverage in a nature and to an extent customarily obtained by said entities in the metropolitan area of the city in which the Project of located, and as may be required by the Construction Loan Documents.

(e) Developer shall provide evidence to Owner of workmen’s compensation insurance with employer liability insurance covering all persons employed by Developer, the general contractor and consultants hired by Developer in connection with the Project, at the statutory limits as provided by the laws of the State in which the workmen are employed, and require general contract to require that all major subcontractors maintain the statutory minimum.

(f) Promptly after the Completion Date, Developer shall coordinate with Manager the transfer of all policies of insurance and benefits related thereto to the extent required under the terms of the Management Agreement.

(g) All insurance required hereunder shall be issued by companies satisfactory to Owner qualified or licensed, as the case may be, to issue insurance in the State and otherwise in compliance with the Construction Loan Documents.

4.2. Indemnities.

(a) Notwithstanding anything herein contained to the contrary, Developer shall indemnify and save Owner harmless in respect of any action, cause of action, suit, debt, loss, cost, expense (including, without limitation, reasonable attorneys’ fees), claim or demand whatsoever, at law or in equity (collectively, “Damages”), arising by way of any breach during term of this Agreement by Developer, its employees, servants, agents or subcontractors, of any of the provisions of this Agreement or by reason of the grossly negligent or willful misconduct of the Developer, its employees, servants, agents or subcontractors, which indemnity shall continue notwithstanding the termination of this Agreement with respect to any act or occurrence preceding such termination.

(b) Owner agrees to indemnify and save Developer completely harmless in respect of any Damages in connection with the performance by Developer of any and all of its obligations in accordance with this Agreement, including, without limitation, any damage or injury whatsoever to any employees or other Person or property arising out of the use, administration, or control of the Project or any other asset of Owner relating to the Project during the term of this Agreement, which indemnity shall continue notwithstanding the termination of this Agreement with respect to any act or occurrence preceding such termination; provided, however, in no event shall the indemnity provided under this Subsection 4.2(b) extend to any action, cause of action, suit, debt, cost, expense, claim or demand (i) against which Owner is indemnified under Section 4.2(a) above, or (ii) which is covered by insurance pursuant to Section 4.1 hereof.

5.	Compensation of Developer.

5.1. Fees. For services performed hereunder, Developer shall be paid as its compensation a fee of four percent (4%) of the total Project costs (both hard and soft costs) associated with the development of the Project pursuant to the Development Budget payable on the first business day of each month in arrears based upon the prior calendar month’s total expenditures under the Development Budget (“Developer’s Fee”).

Notwithstanding the foregoing, (i) Developer shall not be entitled to receive any portion of the Developer’s Fee not yet payable at the time this Agreement is terminated by Owner due to a Developer Default, (ii) any of the Developer’s Fee that would otherwise be due in a month in which construction of the Project has been suspended by reason of a Developer Default, shall be postponed by the number of months for which construction is suspended, and (iii) Developer’s right to receive the Developer’s Fee is subject to the provisions of Section 3.3.1.

5.2. Reimbursement. In addition to the foregoing, Owner shall reimburse Developer for all third party, out of pocket costs and expenses, such as, but without limitation, (a) costs of reproductions of Plans and Specifications, (b) accountants fees and attorneys’ fees, fees paid to computer services for preparation of critical path method studies and other work, and similar charges, (c) fees paid to design consultants and other outside consultants, (d) all costs of an on-site project office and of office supplies, rent, repair and maintenance of office machines and postage incurred for or in connection with the Project office, and (e) long distance air travel and similar expenses incurred during the Conceptual Plan Phase, the Design Phase and implementation, administration and completion of the Development Plan; provided that such costs are incurred with the scope of the authority granted to Developer hereunder and consistent with the Development Budget or as otherwise approved in writing by Owner.

6.	Miscellaneous.

6.1. Governing Law; Venue. Developer and Owner agree that all disputes relating to the performance and/or interpretation of any term or provision of this Agreement shall be governed by the laws of the State of Texas. The parties hereto agree that venue for any action in connection herewith may be in Dallas County, Texas. Each party hereto consents to the jurisdiction of any local, state or federal court situated in Dallas, Texas, and waive any objection which they may have pertaining to improper venue or forum non conviens to the conduct of any proceeding in any such court.

6.2. No Waiver of Breach, etc. No failure by Developer or Owner to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

6.3. Severability of Provisions. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such term of provision to persons or circumstances other than those as to which it is held invalid or unenforceable, as the case may be, shall not be effected thereof, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

6.4. Notices. All notices, requests, approvals, demands, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given and received three (3) days after being deposited in the United States mail as registered or certified matter, postage prepaid, return receipt requested, or deemed given and received one (1) day after being delivered by any reputable overnight air courier service, addressed as follows:

If to Developer:	Remington Lodging & Hospitality LLC
14185 Dallas Parkway, Suite 1150
Dallas, Texas 75240
Attn: Monty Bennett

If to Owner:	Ashford Hospitality Trust Limited Partnership
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75240
Attn: General Counsel

or at such other address as the party to whom the notice is sent shall have designated in accordance with the provisions of this Section 6.4.

6.5. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

6.6. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute but one and the same instrument.

6.7. Changes, Waivers, etc. Neither this Agreement nor any term or provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

6.8. Captions. The captions to the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or in any part hereof, nor in any way affect this Agreement or any part hereof.

6.9. No Partnership or Joint Venture. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership, joint venture or similar relationship between Owner and Developer.

6.10. No Assignment. Developer may not assign this Agreement of any of its rights hereunder, and may not delegate or sub-contract any of its duties hereunder; except that Developer may delegate some or all of the duties hereunder to any Affiliate, provided such Affiliate is controlled by Monty Bennett and/or Archie Bennett, Jr., but no such delegation shall relieve Developer from liability for the performance of all obligations to be performed by it hereunder, and Developer shall remain responsible and liable for such obligations, and for any breach thereof by any such delegate.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

OWNER:

ASHFORD HOSPITALITY TRUST LIMITED PARTNERSHIP, a Maryland limited partnership

By:	Ashford OP General Partner LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

DEVELOPER:

REMINGTON LODGING & HOSPITALITY LLC, a Delaware limited liability company

[OR REMINGTON AFFILIATE]

By:
Name:
Title:

List of Exhibits

Exhibit A – Legal Description

Exhibit B – Development Budget

Exhibit C – Insurance Requirements

Exhibit A

Legal Description

Exhibit B

Development Budget

Exhibit C

Insurance Requirements